EXHIBIT 99.1
Viragen Announces Financing Strategy

•	$5 Million Bridge Round Announced

•	$20 Million Secondary Offering Planned
PLANTATION, FLORIDA — March 13, 2006 — Viragen, Inc. (AMEX: “VRA”) today announced that the Company has received approximately $4.1 million in gross proceeds from a private placement Unit offering to institutional and accredited investors. The offering is expected to be completed this week with gross proceeds totaling $5 million. Dawson James Securities, a healthcare & biotechnology investment banking firm, acted as the placement agent for this transaction and has also entered into a letter of intent to underwrite a follow-on firm commitment secondary offering to raise an additional $20 million.
Viragen intends to use the proceeds raised from this offering to continue funding its drug research & development plans, regulatory strategies and proceed with the international marketing of Multiferon® in its approved territories, including its recent approval in Sweden for the first-line adjuvant treatment of malignant melanoma.
“We expect to complete this $5 million bridge round of financing this week, and we’re working towards a planned secondary offering that should significantly increase stockholders’ equity and provide working capital to fund our overall growth strategies, including key European marketing plans for Multiferon®,” commented Viragen’s President & CEO, Charles A. Rice.
The $5 million private placement offering involved 50,000 Units, each consisting of one share of Series J cumulative convertible preferred stock and 80 warrants to purchase one share each of common stock. The convertible preferred shares have a dividend of 24% per annum and are convertible into Viragen common stock at $1.25 per share, a premium of approximately 100% over today’s closing price of $.xx a share. The warrants, which expire five years from the date of issuance, are exercisable at $1.25 per share. The Units are priced at $100 per Unit. After fees and expenses, the Company expects to receive approximately $4.5 million in net proceeds.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful. The securities offered in the private placement to the investors were not registered under the Securities Act of 1933 as amended (the “Act”), and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act. Complete terms of this private placement are available in a Form 8-K filed with the Securities and Exchange Commission today. The planned $20 million offering will be subject to certain closing conditions and there can be no assurance that such a transaction will be successfully completed.
About Viragen, Inc.:
With global operations in the U.S., Scotland and Sweden, Viragen is a biotechnology company engaged in the research, development, manufacture and commercialization of pharmaceutical proteins for the treatment of viral diseases and cancers. Our product portfolio includes: Multiferon® (multi-subtype, natural human alpha interferon) targeting a broad range of infectious and malignant diseases; and humanized monoclonal antibodies targeting specific antigens over-expressed on many types of cancers. We are also pioneering the development of Avian Transgenic Technology, with the renowned Roslin Institute, as a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies.
For more information, please visit: http://www.Viragen.com
Viragen, Inc. Corporate Contact:
Douglas Calder, Director of Communications
Phone: (954) 233-8746; Fax: (954) 233-1414
E-mail: dcalder@viragen.com
The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company’s ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.